Exhibit 3.9
OPERATING AGREEMENT
OF ABL IP HOLDING, LLC
     This OPERATING AGREEMENT OF ABL IP HOLDING LLC, a Georgia limited liability company (the “Company”) is entered into, effective as of September 20, 2007 (the “Effective Date”), by Acuity Brands, Inc., a Delaware corporation (the “Sole Member”).
     WHEREAS, the Company was formed as a limited liability company under the Georgia Limited Liability Company Act (the “Act”) pursuant to Articles of Organization that were filed on September 20, 2007 with the Secretary of State of Georgia; and
     WHEREAS, the Sole Member is the sole member of the Company and desires for this Agreement to constitute the Operating Agreement of the Company as contemplated by Section 14-11-101(18) of the Act.
     NOW, THEREFORE, in consideration of the premises hereto and other good and valuable consideration, the undersigned hereby agrees as follows:
SECTION 1
DEFINITIONS
     Capitalized words and phrases used herein have the following meanings:
     “Act” has the meaning specified in the recitals.
     “Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (b) any officer, director, or employee of such Person, or (c) any Person who is an officer, director, or employee of any Person described in clause (a) of this definition.
     “Agreement” means this Operating Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Operating Agreement as a whole, unless the context otherwise requires.
     “Articles” means the Articles of Organization of the Company, as amended from time to time.
     “Board of Managers” has the meaning specified in Section 3.1 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Company” has the meaning specified in the preamble.
     “Liquidating Events” has the meaning specified in Section 5.1.
     “Manager” means any person serving as a member of the Board of Managers.

     “Person” means any individual, corporation, limited liability company, partnership, trust, or other entity.
     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Sole Member” has the meaning specified in the preamble.
SECTION 2
FORMATION
     2.1 Formation. The Articles were filed with the Georgia Secretary of State on September 20, 2007.
     2.2 Name. The name of the Company shall be ABL IP Holding LLC, and all business of the Company shall be conducted in such name or in any other name or names that are selected by the Manager.
     2.3 Term. The Company shall continue until dissolved under Section 5.
SECTION 3
MANAGEMENT
     3.1 Management
          (a) Management of the business and affairs of the Company shall be vested in the board of managers (the “Board of Managers”). Barry R. Goldman, Jeremy M. Quick and C. Dan Smith, Jr. shall be the initial members of the Board of Managers (the “Managers”). The Board of Managers shall have the right and authority to manage the affairs of the Company and to make all decisions with respect thereto. Any or all of the Managers may be removed by the Sole Member at any time and for any reason, with or without cause. In the event of the resignation or removal of any or all of the Managers, a successor Manager or Managers shall be appointed by the Sole Member.
          (b) The Sole Member shall not have authority to bind or take action on behalf of the Company, except as authorized by the Board of Managers or as expressly provided in this Agreement.
     3.2 Officers and Agents. The Board of Managers may appoint, remove and replace such officers and other agents for the Company, with such titles, power and authority, authorization and duties, as the Board of Managers deem to be appropriate. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Georgia Business Corporation Code, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board of Managers. The initial officers of the Company shall be those individuals set forth on Exhibit A attached hereto.

     3.3 Duties. In lieu of any duty (including any fiduciary duty) imposed on any Person managing the business and affairs of the Company, by the Act or otherwise at law or in equity, the sole duty of any Person in connection with managing the business and affairs of the Company shall be to comply with the terms of this Agreement, and no such Person shall have or incur any liability to the Company or to the Sole Member in connection with managing the business and affairs of the Company, except for (a) liability for breach of this Agreement, and (b) liabilities that the Act does not permit this Agreement to eliminate.
     3.4 Indemnification.
          (a) To the fullest extent permitted by the Act:
               (i) The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless each member, Manager, and officer of the Company and each of their respective Affiliates, employees, and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings and all costs of investigation in connection therewith) that may be imposed on, incurred by, or asserted against a member, Manager, or an officer of the Company or any of their respective Affiliates, employees, or agents in any way relating to or arising out of, or alleged to relate to or arise out of, any action, inaction, or omission on the part of a member, Manager, or an officer of the Company or any of their respective Affiliates, employees or agents in connection with managing the Company’s business and affairs, by reason of being a member or otherwise acting pursuant hereto; provided that the indemnification obligations in this Section 3.4 shall not apply to the portion of any liability, obligation, loss, damage, penalty, cost, expense, or disbursement that results from a breach of this Agreement.
               (ii) The Company shall pay expenses as they are incurred by each member, Manager, and officer of the Company or any of their respective Affiliates, employees, or agents in connection with any action, claim, or proceeding that the member, Manager, officer, Affiliate, employee or agent asserts in good faith to be subject to the indemnification obligations set forth herein, upon receipt of an undertaking from the member, Manager, officer, Affiliate, employee, or agent to repay all amounts so paid by the Company to the extent that it is finally determined that the member, Manager, officer, Affiliate, employee, or agent is not entitled to be indemnified therefor under the terms hereof.
          (b) The indemnification to be provided by the Company hereunder shall be paid only from the assets of the Company, and no member shall have any personal obligation, or any obligation to make any capital contribution, with respect thereto.
     3.5 Tax Status. The Sole Member intends that the Company be disregarded as a separate entity for U.S. federal income tax purposes pursuant to Regulation Section 301.7701-3. Accordingly, no election to the contrary shall be filed by or on behalf of the Company and all income, gain, loss, deduction, and credit of the Company shall be reported by the Sole Member on its federal income tax returns.
SECTION 4
CERTAIN FINANCIAL MATTERS
     4.1 Capital Contributions. The Sole Member shall not be required to make any capital contributions or loans to the Company, whether in connection with a Liquidating Event (as hereinafter defined) or otherwise.
     4.2 Ownership. The Sole Member owns all of the membership interests of the Company.
SECTION 5
DISSOLUTION
     5.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon, and only upon, the first to occur of the following events (“Liquidating Events”):
          (a) the approval by the Sole Member and, if applicable, all other members to dissolve, wind up and liquidate the Company; or
          (b) entry of a decree of judicial dissolution under Section 14-11-603 (a) of the Act.
     5.2 Winding Up.
          (a) Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Sole Member. The Board of Managers shall be responsible for overseeing the winding up and dissolution of the Company.
          (b) The assets of the Company shall be liquidated only to the extent determined to be appropriate by the Board of Managers and the proceeds thereof, together with such assets as the Board of Managers determines (notwithstanding Section 14-11-406(2) of the Act) to distribute in kind, shall be applied and distributed in the following order:
               (i) First, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment); and
               (ii) Thereafter, the balance, if any, to the Sole Member.
     5.3 Certificate of Termination. Upon the dissolution and the completion of winding up of the Company, the Sole Member shall promptly execute and cause to be filed a certificate of termination in accordance with the Act.

SECTION 6
MISCELLANEOUS
     6.1 Amendments. Any amendments to this Agreement and to the Articles may be adopted by the Sole Member.
     6.2 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.
     6.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     6.4 Incorporation by Reference. Every Exhibit referred to herein is hereby incorporated in this Agreement by reference.
     6.5 Further Action. The Sole Member agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.
     6.6 Governing Law. The laws of the State of Georgia shall govern the validity of this Agreement and the construction of its terms (without regard to its rules of conflicts of laws). To the extent this Agreement is inconsistent with the Act, this Agreement shall govern (to the maximum extent permitted by the Act).
* * *

               IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement on this __th day of September, 2007.

ACUITY BRANDS, INC.
By:	/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT A
Initial Officers

Name	Office(s)
Vernon J. Nagel	President and Chief Executive Officer

Richard K. Reece	Executive Vice President and Chief Financial Officer

Jeremy M. Quick	Executive Vice President

John T. Hartman	Executive Vice President

Barry R. Goldman	Senior Vice President and General Counsel

C. Dan Smith, Jr.	Vice President, Treasurer and Secretary